As filed with the Securities and Exchange Commission on November 30, 2022

Registration Statement No. 333-268367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLEX LNG LTD.

(Exact name of registrant as specified in its charter)

Islands of Bermuda	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

FLEX LNG Ltd. Attn: James Ayers Par-la-Ville Place 14 Par-la-Ville Road Hamilton, HM 08 Bermuda +1 (441) 295-9500	Seward & Kissel LLP Attention: Keith J. Billotti, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Name, address and telephone number of Registrant’s principal executive office)	(Name, address and telephone number of agent for service)

Copies to:

Keith J. Billotti, Esq.

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

(212) 574-1200

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

FLEX LNG LTD.

DIVIDEND REINVESTMENT PLAN

$100 Million Ordinary Shares, $0.10 Par Value

We are an owner and commercial operator of fuel efficient, fifth generation LNG carriers. With this prospectus we are offering you the opportunity to participate in our Dividend Reinvestment Plan, or the “Plan.” The Plan allows our existing shareholders to increase their holdings of our ordinary shares and gives new investors an opportunity to make an initial investment in our ordinary shares.

PLAN HIGHLIGHTS

●	If you are an existing shareholder, you may purchase additional ordinary shares by reinvesting all or a portion of the dividends paid on your ordinary shares and by making optional cash investments of not less than $100 each and up to a maximum of $10,000 per month. In some instances, we may permit optional cash investments in excess of this maximum.

●	If you are a new investor, you may join the Plan by making an initial investment of not less than $250 and up to a maximum of $10,000. In some instances, we may permit initial investments in excess of this maximum.

●	As a participant in the Plan, you may authorize electronic deductions from your bank account for optional cash investments.

●	We may offer discounts ranging from 0% to 5% on optional and initial cash investments that are made pursuant to a request for waiver (i.e., on investments that are in excess of $10,000). At our discretion the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

Investing in our ordinary shares involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” on page 5 of this prospectus and the documents incorporated herein by reference for more information. We suggest you retain this prospectus for future reference.

Our ordinary shares are listed on the New York Stock Exchange (“NYSE”) and the Oslo Stock Exchange (“OSE”) under the symbol “FLNG.” The last reported sales price of our ordinary shares on November 30, 2022 was $37.62.

Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to FLEX LNG Ltd. and its subsidiaries.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 30, 2022.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS		1
RISK FACTORS		5
ENFORCEMENT OF CIVIL LIABILITIES		9
WHERE YOU CAN FIND ADDITIONAL INFORMATION		10
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE		11
THE COMPANY		12
DESCRIPTION OF THE PLAN		13
1.	What is the Plan?	13
2.	What features does the Plan offer?	13
3.	Who is the Plan Administrator and what does the Plan Administrator do?	14
4.	How do I contact the Plan Administrator?	14
5.	How do I enroll in the Plan if I am an existing shareholder and my ordinary shares are registered in my name?	15
6.	My shares are held in “street name.” How do I enroll in the Plan if I am an existing shareholder and my ordinary shares are registered in the name of my broker, bank or other nominee?	15
7.	How do I enroll if I am not currently a shareholder?	15
8.	What are the fees associated with participation?	16
9.	What are my options for additional cash investments once I am enrolled in the Plan?	16
10.	What are my reinvestment options?	17
11.	Request for Waiver for Optional Monthly Cash Investments and Initial Investments in Excess of $10,000	18
12.	Purchases and Pricing of Ordinary Shares Purchased Pursuant to a Request for Waiver	18
13.	Pricing Period Extension Feature	20
14.	When are dividends paid?	20
15.	When does the Plan Administrator purchase ordinary shares?	20
16.	How does the Plan Administrator purchase the ordinary shares?	21
17.	At what price will the Plan Administrator purchase the ordinary shares?	22
18.	May I enroll, view my account information, and execute transactions online?	22
19.	What kind of reports will I receive as a participant in the Plan?	23
20.	Will I receive share certificates for my Plan shares?	23
21.	Can I deposit share certificates for safekeeping?	23
22.	How do I sell my Plan shares?	23
23.	How do I discontinue participation in the Plan?	25
24.	What happens if I sell or transfer all the ordinary shares registered in my name and held by me?	25
25.	How do I transfer shares or give them as gifts?	26
26.	What happens if we declare a dividend payable in ordinary shares or declare a stock split?	26
27.	How will my ordinary shares held by the Plan Administrator be voted at meetings of shareholders?	26
28.	Limitation of Liability	26
USE OF PROCEEDS		27
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES		28
PLAN OF DISTRIBUTION		30
EXPENSES		31
EXPERTS		32
LEGAL OPINIONS		33

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this registration statement pertaining to our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. The Private Securities Litigation Reform Act of 1995, or the PSLRA, provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We are taking advantage of the safe harbor provisions of the PSLRA and are including this cautionary statement in connection therewith. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. This registration statement includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We caution that assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “targets,” “potential,” “continue,” “contemplate,” “possible,” “likely,” “might,” “will,” “would,” “could,” “projects,” “forecasts,” “may,” “should” and similar expressions are forward-looking statements.

All statements in this registration statement that are not statements of either historical or current facts are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

●	general liquified natural gas (“LNG”) shipping market conditions, including fluctuations in charter rates and vessel values;

●	the volatility of prevailing spot market charter rates;

●	our future operating or financial results;

●	global and regional economic and political conditions and developments, armed conflicts, including the recent conflicts between Russia and Ukraine, which remain ongoing as of the date of this report and terrorist activities, trade wars, tariffs, embargoes and strikes;

●	stability of Europe and Euro;

●	the central bank policies included to combat overall inflation and rising interest rates and foreign exchange rates;

●	our business strategy and expected and unexpected capital spending and operating expenses, including dry-docking, surveys, upgrades, insurance costs, crewing and bunker costs;

●	our expectations of the availability of vessels to purchase, the time it may take to construct new vessels and risks associated with vessel construction and vessels’ useful lives;

●	LNG market trends, including charter rates and factors affecting supply and demand;

●	the supply of and demand for vessels comparable to ours, including against the background of possibly accelerated climate change transition worldwide which would have an accelerated negative effect on the demand for fossil fuels, including LNG, and thus transportation of LNG;

●	our financial condition and liquidity, including our ability to repay or refinance our indebtedness and obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

●	our ability to enter into and successfully deliver our vessels under time charters or other employment arrangements after our current charters expire and our ability to earn income in the spot market (which includes vessel employment under single voyage spot charters and time charters with an initial term of less than six months);

●	our ability to compete successfully for future chartering opportunities and newbuilding opportunities (if any);

●	estimated future maintenance and replacement capital expenditures;

●	the expected cost of, and our ability to comply with, governmental regulations, including environmental regulations, maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

●	customers’ increasing emphasis on environmental and safety concerns;

●	availability of and ability to maintain skilled labor, vessel crews and management;

●	our anticipated incremental general and administrative expenses as a publicly traded company;

●	business disruptions, including supply chain disruption and congestion, due to natural or other disasters or otherwise;

●	potential physical disruption of shipping routes due to accidents, climate-related incidents, damage to storage or receiving facilities and public health threats; and

●	our ability to maintain relationships with major LNG producers and traders.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in “Item 3. Key Information—D. Risk Factors” of our Annual Report on Form 20-F for the year ended December 31, 2021. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

●	changes in governmental rules and regulations or actions taken by regulatory authorities including the implementation of new environmental regulations;

●	fluctuations in currencies and interest rates and the impact of the discontinuance of the London Interbank Offered Rate for US Dollars, or LIBOR, after June 30, 2023 on any of our debt or interest rate swaps that reference LIBOR;

●	changes in economic and competitive conditions affecting our business, including market fluctuations in charter rates and charterers’ abilities to perform under existing time charters;

●	shareholders’ reliance on the Company to enforce the Company’s rights against contract counterparties;

●	dependence on the ability of the Company’s subsidiaries to distribute funds to satisfy financial obligations and make dividend payments;

●	the length and severity of epidemics and pandemics, including the novel coronavirus (“COVID-19”) and its impact on across our business on demand, operations in China and the Far East and knock-on impacts to our global operations;

●	potential liability from future litigation, related to claims raised by public-interest organizations or activism with regard to failure to adapt or mitigate climate impact;

●	the arresting or attachment of one or more of the Company’s vessels by maritime claimants;

●	potential requisition of the Company’s vessels by a government during a period of war or emergency;

●	treatment of the Company as a “passive foreign investment company” by U.S. tax authorities;

●	being required to pay taxes on U.S. source income;

●	the Company’s operations being subject to economic substance requirements;

●	the potential for shareholders to not be able to bring a suit against the Company or enforce a judgement obtained against the Company in the United States;

●	the failure to protect the Company’s information systems against security breaches, or the failure or unavailability of these systems for a significant period of time;

●	the impact of adverse weather and natural disasters;

●	potential liability from safety, environmental, governmental and other requirements and potential significant additional expenditures related to complying with such regulations;

●	any non-compliance with the amendments by the International Maritime Organization, the United Nations agency for maritime safety and the prevention of pollution by vessels, or IMO, (the amendments hereinafter referred to as IMO 2020) to Annex VI to the International Convention for the Prevention of Pollution from Ships 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as MARPOL, which will reduce the maximum amount of sulfur that vessels may emit into the air and applies to us as January 1, 2020;

●	technological innovation in the sector in which we operate and quality and efficiency requirements from customers;

●	increasing scrutiny and changing expectations with respect to environmental, social and governance policies;

●	the impact of public health threats and outbreaks of other highly communicable diseases;

●	technology risk associated with energy transition and fleet/systems renewal including in respect of alternative propulsion systems;

●	the impact of port or canal congestion;

●	the length and number of off-hire periods, including in connection with dry-dock periods; and

●	other factors discussed in “Item 3. Key Information—D. Risk Factors” of our Annual Report on Form 20-F for the year ended December 31, 2021.

This prospectus, and any registration statement, may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in other documents and reports that are filed with or submitted to the Commission, in other information sent to our security holders, and in other written materials. We also caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus, and any registration statement, whether as a result of new information, future events or otherwise, except as required by law.

Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act of 1972 and related regulations, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that, where any equity securities of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of such company from and/or to a non-resident of Bermuda, for so long as any equity securities of such company remain so listed. The NYSE is deemed to be an appointed stock exchange under Bermuda Law. In granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus of the registration statement of which it forms part. This prospectus does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda, or the Companies Act, pursuant to provisions incorporated therein following the enactment of the Companies and Partnerships (Electronic Registry) Amendment Act 2020. Such provisions state that Part III of the Companies Act shall not apply to any exempted company under the Companies Act. We are an exempted company under the Companies Act.

RISK FACTORS

An investment in our common shares involves a high degree of risk, including the risks we face described in this prospectus and the documents incorporated by reference herein. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. This prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described in this prospectus and the documents incorporated by reference herein.

This prospectus does not describe all of the risks of an investment in the common shares. Before you decide to participate in the Plan and invest in our common shares, you should consult your own financial and legal advisors about the risks entailed by an investment in the common shares and the suitability of your investment in the common shares in light of your particular circumstances.

In addition, you should carefully consider the risks and the discussion of risks under this heading and the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Securities and Exchange Commission, or the Commission, on March 17, 2022. You should also carefully consider the risks and other information included in the documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business. Please refer to the section entitled “Where You Can Find Additional Information” in this prospectus for discussions of these other filings.

●	general LNG shipping market conditions, including fluctuations in charter rates and vessel values;

●	the volatility of prevailing spot market charter rates;

●	our future operating or financial results;

●	global and regional economic and political conditions or events, including “trade wars” and other, including armed conflicts, piracy or acts by terrorists;

●	fluctuations in interest rates and foreign exchange rates;

●	stability of Europe and Euro;

●	our business strategy and expected and unexpected capital spending and operating expenses, including dry-docking, surveys, upgrades, insurance costs, crewing and bunker costs;

●	our expectations of the availability of vessels to purchase, the time it may take to construct new vessels and risks associated with vessel construction and vessels’ useful lives;

●	LNG market trends, including charter rates and factors affecting supply and demand;

●	the supply of and demand for vessels comparable to ours, including against the background of possibly accelerated climate change transition worldwide which would have an accelerated negative effect on the demand for fossil fuels, including LNG, and thus transportation of LNG;

●	our financial condition and liquidity, including our ability to repay or refinance our indebtedness and obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

●	our ability to enter into and successfully deliver our vessels under time charters or other employment arrangements after our current charters expire and our ability to earn income in the spot market (which includes vessel employment under single voyage spot charters and time charters with an initial term of less than six months);

●	our ability to compete successfully for future chartering opportunities and newbuilding opportunities (if any);

●	estimated future maintenance and replacement capital expenditures;

●	the expected cost of, and our ability to comply with, governmental regulations, including environmental regulations, maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

●	customers’ increasing emphasis on environmental and safety concerns;

●	availability of and ability to maintain skilled labor, vessel crews and management;

●	our anticipated incremental general and administrative expenses as a publicly traded company;

●	business disruptions, including supply chain disruption and congestion, due to natural or other disasters or otherwise;

●	potential physical disruption of shipping routes due to accidents, climate-related incidents, and public health threats; and

●	our ability to maintain relationships with major LNG producers and traders.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in “Item 3. Key Information—D. Risk Factors” of our Annual Report on Form 20-F for the year ended December 31, 2021. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

●	changes in governmental rules and regulations or actions taken by regulatory authorities including the implementation of new environmental regulations;

●	fluctuations in currencies and interest rates and the impact of the discontinuance of the London Interbank Offered Rate for US Dollars, or LIBOR, after June 30, 2023 on any of our debt or interest rate swaps that reference LIBOR;

●	changes in economic and competitive conditions affecting our business, including market fluctuations in charter rates and charterers’ abilities to perform under existing time charters;

●	shareholders’ reliance on the Company to enforce the Company’s rights against contract counterparties;

●	dependence on the ability of the Company’s subsidiaries to distribute funds to satisfy financial obligations and make dividend payments;

●	the length and severity of epidemics and pandemics, including COVID-19 and its impact on across our business on demand, operations in China and the Far East and knock-on impacts to our global operations;

●	potential liability from future litigation and potential costs due to environmental damage and vessel collisions;

●	potential liability from future litigation, related to claims raised by public-interest organizations or activism with regard to failure to adapt or mitigate climate impact;

●	the arresting or attachment of one or more of the Company’s vessels by maritime claimants;

●	potential requisition of the Company’s vessels by a government during a period of war or emergency;

●	treatment of the Company as a “passive foreign investment company” by U.S. tax authorities;

●	being required to pay taxes on U.S. source income;

●	the Company’s operations being subject to economic substance requirements;

●	the potential for shareholders to not be able to bring a suit against the Company or enforce a judgement obtained against the Company in the United States;

●	the failure to protect the Company’s information systems against security breaches, or the failure or unavailability of these systems for a significant period of time;

●	the impact of adverse weather and natural disasters;

●	potential liability from safety, environmental, governmental and other requirements and potential significant additional expenditures related to complying with such regulations;

●	any non-compliance with the amendments by the International Maritime Organization, the United Nations agency for maritime safety and the prevention of pollution by vessels, or IMO, (the amendments hereinafter referred to as IMO 2020) to Annex VI to the International Convention for the Prevention of Pollution from Ships 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as MARPOL, which will reduce the maximum amount of sulfur that vessels may emit into the air and applies to us as January 1, 2020;

●	technological innovation in the sector in which we operate and quality and efficiency requirements from customers;

●	increasing scrutiny and changing expectations with respect to environmental, social and governance policies;

●	the impact of public health threats and outbreaks of other highly communicable diseases;

●	technology risk associated with energy transition and fleet/systems renewal including in respect of alternative propulsion systems;

●	the impact of port or canal congestion;

●	the length and number of off-hire periods, including in connection with dry-dock periods; and

●	other factors discussed in “Item 3. Key Information—D. Risk Factors” of our Annual Report on Form 20-F for the year ended December 31, 2021.

Risks Related to the Plan

You will not know the price of the ordinary shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our ordinary shares may fluctuate between the time you decide to purchase ordinary shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

Computershare Trust Company, N.A., or the “Plan Administrator”, administers the Plan. If you instruct the Plan Administrator to sell ordinary shares under the Plan, you will not be able to direct the time or price at which your ordinary shares are sold. The price of our ordinary shares may decline between the time you decide to sell ordinary shares and the time of actual sale.

If you decide to withdraw from the Plan, the Plan Administrator will continue to hold your ordinary shares unless you request a certificate for whole shares.

We may amend, suspend or terminate the Plan at any time.

Under the Plan, we reserve the right to amend, suspend or terminate the Plan at any time, but any such action shall not have retroactive effect that would prejudice the interests of Plan participants. We will send written notice to participants of any amendment, suspension or termination. Any material amendment of the Plan may be subject to the prior approval of the New York Stock Exchange and, to the extent applicable, any other stock exchange on which the ordinary shares may from time to time be listed and posted for trading. If the Plan is terminated, the Plan Administrator will remit to participants shares registered in their name for whole ordinary shares, together with the proceeds from the sale of any fractions of ordinary shares. If the Plan is suspended, subsequent dividends on ordinary shares will be paid in cash.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy information and other information regarding registrants that file electronically with the Commission.

We have filed under the Securities Act of 1933, or the Securities Act, a registration statement on Form F-3 relating to the Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and our ordinary shares, you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

You may inspect a copy of the registration statement through the Commission’s website.

We maintain an internet site at https://www.flexlng.com/. The information contained at our internet site is not incorporated by reference into this prospectus, and you should not consider it a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below and the documents that we file in the future with the Commission under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act until the termination of this offering. Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the Commission unless such documents state that they are incorporated by reference into this prospectus.

●	The Company’s Report of Foreign Issuer on Form 6-K, filed with the Commission on November 15, 2022;

●	The Company’s Report of Foreign Issuer on Form 6-K, filed with the Commission on August 25, 2022;

●	The Company’s Report of Foreign Issuer on Form 6-K, filed with the Commission on May 13, 2022;

●	The description of our Ordinary Shares, filed as Exhibit 2.2. to the Company’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on March 17, 2022, including any subsequent amendments or reports filed for the purpose of updating such description; and

●	Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on March 17, 2022, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You may request a free copy of the above-mentioned filings or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

FLEX LNG Ltd.

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton HM 08

Bermuda

+1 (441) 295-9500

THE COMPANY

We are FLEX LNG Ltd., a company initially incorporated under the laws of the British Virgin Islands in September 2006 and re-domiciled, by way of continuation, into Bermuda in 2017. We are an exempted company under the Bermuda Companies Act of 1981 (Company No. EC-34296).

We are an owner and commercial operator of fuel efficient, fifth generation LNG carriers. As of the date of this prospectus, we own and operate thirteen LNG carriers, which we collectively refer to as our “Fleet.” Our business is currently focused on the operation of our long-term charters for our Fleet and exploring accretive opportunities to further grow the Company.

Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number is +1 (441) 295-9500.

We operate through subsidiaries located in Bermuda, the United Kingdom, Norway, the Isle of Man and the Marshall Islands.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF THE PLAN

1. What is the Plan?

Our Dividend Reinvestment Plan, or the Plan, enables new investors to make an initial investment in our ordinary shares and existing investors to increase their holdings of our ordinary shares. Participants can purchase our ordinary shares with optional monthly cash investments and/or cash dividends. Enrollment in the Plan is voluntary and may not be available to investors in certain countries. Investors holding their shares outside of the United States will be required to transfer their shares to a U.S. registry prior to participation in the Plan. Each participant is responsible for reviewing the applicable laws of his or her country of residence prior to enrolling in the Plan.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan is not intended to provide holders of ordinary shares with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. The Plan’s intended purpose precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional monthly cash investment limit.

We reserve the right to modify, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with its intended purpose.

2. What features does the Plan offer?

Initial investment. If you are not an existing shareholder, you may make an initial investment in our ordinary shares, starting with as little as $250 and up to a maximum of $10,000. See “7. How do I enroll if I am not currently a shareholder?” below for more information.

Optional monthly cash investments. Once you are enrolled in the Plan, you can buy our ordinary shares and pay fees and commissions lower than those typically charged by stockbrokers for small transactions. You can increase your holdings of our ordinary shares through optional monthly cash investments of $100 or more, up to a maximum of $10,000 per month. You may make optional monthly cash investments by check or electronically with deductions from your personal bank account — either in a single transaction or automatically each month. If you wish to make optional monthly cash investments in excess of $10,000 in any month or an initial investment in excess of $10,000, see “9. What are my options for additional cash investments once I am enrolled in the Plan?” below for more information.

Automatic dividend reinvestment. You can also increase your holdings of our ordinary shares through automatic reinvestment of your cash dividends. You will also be credited with dividends on fractions of ordinary shares you hold in the Plan. You can elect to reinvest all or a portion of your dividends. You can receive, electronically or by check, any portion of dividends not reinvested by you. See “5. How do I enroll in the Plan if I am an existing shareholder and my ordinary shares are registered in my own name?” and “10. What are my reinvestment options?” below for more information.

Share safekeeping. You can deposit your share certificate representing ordinary shares for safekeeping with the Plan Administrator. See “21. Can I deposit share certificates for safekeeping?” below for more information.

Automated transactions. You can execute many of your Plan transactions on-line. See “18. May I enroll, view my account information, and execute transactions online?” below for more information.

Refer to “8. What are the fees associated with participation?” below for details on fees charged for these transactions and services.

3. Who is the Plan Administrator and what does the Plan Administrator do?

Computershare Trust Company, N.A. (“Computershare”) is the Plan Administrator. The Plan Administrator, as designated agent for each participating shareholder, administers the Plan, keeps records, sends statements of account activity to each participant and performs other duties relating to the Plan. The Plan Administrator holds for safekeeping the ordinary shares purchased for you together with ordinary shares forwarded by you to the Plan Administrator for safekeeping until termination of your participation in the Plan or receipt of your request for a certificate for all or part of your ordinary shares. Ordinary shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee, as your agent. In the event that the Plan Administrator should resign or otherwise cease to act as agent, we will appoint a new administrator to administer the Plan.

The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for our ordinary shares.

We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which ordinary shares are purchased for your account and the times when such purchases are made or with respect to any fluctuation in the market value after purchase or sale of ordinary shares. Neither we nor the Plan Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

4. How do I contact the Plan Administrator?

If you have questions regarding the Plan, please write to the Plan Administrator at the following address:

Computershare Trust Company, N.A.

P.O. Box 43006

Providence, RI 02940-3003

Or call the Plan Administrator at:

1-800-736-3001 if you are inside the United States or Canada (toll free),

1-781-575-3100 if you are outside the United States or Canada, or

1-800-231-5469 for the hearing impaired (TDD).

An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

Include your name, address, daytime telephone number, Account Number and reference FLEX LNG Ltd. on all written correspondence.

In addition, you may visit the Computershare website at www.computershare.com/investor. At this website, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account via Investor Center.

5. How do I enroll in the Plan if I am an existing shareholder and my ordinary shares are registered in my name?

If you already own our ordinary shares and the ordinary shares are registered in your name, you may participate in the Plan immediately. You may participate by choosing to reinvest all or part of your quarterly dividend, if any, or by making an additional cash investment. Please see “9. What are my options for additional cash investments once I am enrolled in the Plan?” below for details regarding optional monthly cash investments and “10. What are my reinvestment options?” below for details regarding the different reinvestment elections you may make under the Plan. You can enroll online through Investor Center at www.computershare.com/investor or by requesting, completing and returning an enrollment form to the Plan Administrator in the envelope provided. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically until either you elect to withdraw from the Plan or the Plan is terminated by us.

If you need to obtain an enrollment package, contact the Plan Administrator at 1-800-736-3001 if you are inside the United States or Canada, 1-781-575-3100 if you are outside the United States or Canada, or 1-800-231-5469 for the hearing impaired (TDD). While there is no cost to enroll in the Plan, please refer to “8. What are the fees associated with participation?” for more information on purchase, reinvestment and sale fees, and other expenses.

6. My shares are held in “street name.” How do I enroll in the Plan if I am an existing shareholder and my ordinary shares are registered in the name of my broker, bank or other nominee?

If your ordinary shares are registered in the name of a broker, bank or other nominee, you should contact that institution and discuss with it whether it can arrange for you to participate in the Plan. If the broker, bank or other nominee cannot arrange for you to participate in the Plan, you should arrange for the broker, bank or other nominee to register in your name the number of ordinary shares that you want to participate in the Plan or have the ordinary shares electronically transferred into your own name through the Direct Registration System. You can then enroll in the Plan, as described in “5. How do I enroll in the Plan if I am an existing shareholder and my ordinary shares are registered in my name?” above. Alternatively, if you do not want to re-register your ordinary shares, you can enroll in the Plan in the same way as someone who is not currently a shareholder, as described in “7. How do I enroll if I am not currently a shareholder?” below. However, even if you enroll in the Plan by making an investment as described in “7. How do I enroll if I am not currently a shareholder?”, any existing ordinary shares that are not registered in your name will not be able to participate in the Plan.

7. How do I enroll if I am not currently a shareholder?

If you do not currently own any of our ordinary shares (or you are an existing shareholder that is not enrolled in the Plan and your ordinary shares are not registered in your name), you can participate by making an initial cash investment through the Plan for as little as $250 and up to a maximum of $10,000. Your initial investment can be made using one of the following options:

Via on-line enrollment through Investor Center at

www.computershare.com/investor and:

opening your account on-line with your initial investment of $250 or more by making a one-time online individual electronic investment from your U.S. checking or savings account; or

Via the Enrollment Form and:

submitting it to the Plan Administrator, and making one payment (minimum of $250) by check payable to FLEX LNG Ltd./Computershare.

If you need to obtain an enrollment form, contact the Plan Administrator at 1-800-736-3001.

Please refer to “8. What are the fees associated with participation?” for more information on enrollment, purchase, reinvestment and sale fees, and other expenses.

8. What are the fees associated with participation?

You will not be charged an enrollment fee if you enroll in the Plan in the manner described in “5. How do I enroll in the Plan if I am an existing shareholder and my ordinary shares are registered in my name?”

You will not be charged an enrollment fee if you enroll in the Plan by having your broker, bank or other nominee make arrangements for you to participate in the Plan as described in “6. My shares are held in “street name.” How do I enroll in the Plan if I am an existing shareholder and my ordinary shares are registered in the name of my broker, bank or other nominee?” However, you will be responsible for any costs incurred in connection with such arrangement and any fees charged by your broker, bank or other nominee.

You will be charged a $10.00 enrollment fee if you enroll in the Plan by making an initial cash investment as described in “7. How do I enroll if I am not currently a shareholder?”

Once enrolled in the Plan, you will be charged a fee of 5% of any dividend reinvested under the Plan up to a maximum of $5.00. You will be charged a $5.00 processing fee for each optional additional cash investment made through the Plan by check as described in “9. What are my options for additional cash investments once I am enrolled in the Plan?”.

If you choose to make any payments to the Plan electronically through your bank account, you will be charged a $3.50 processing fee for one-time online individual electronic investment, and a $2.00 processing fee for each recurring monthly deduction made from your bank account for optional additional cash investments. You will also be responsible for any other costs your bank may charge in connection with deductions from or payments made to your bank account.

For all shares purchased through the plan from open market sources you will be charged a fee of $0.05 per share purchased. This fee includes any brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share processing fee.

If you request that your ordinary shares that are subject to the Plan shall be sold, you will receive the proceeds less a service fee and per share processing fees. Please see “22. How do I sell my Plan shares?” for information relating to the sale of ordinary shares that are subject to the Plan and associated fees for selling through the Plan. If you choose to sell your ordinary shares that are subject to the Plan through a stockbroker of your choice, you will be responsible for any fees or costs your broker may charge in connection with the transfer of your ordinary shares to such stockbroker and applicable stock transfer taxes.

A $35 fee will be assessed for any check or bank debit that is returned for insufficient funds. We can change the fee structure of the Plan at any time.

9. What are my options for additional cash investments once I am enrolled in the Plan?

Once you are enrolled in the Plan, you may purchase additional ordinary shares through optional cash investments, regardless of whether dividends are being reinvested. Optional cash investments may not be less than $100, and the total of all optional cash investments submitted by an individual shareholder may not exceed $10,000 in any month, unless a waiver has been requested and granted as described in “11. Request for Waiver for Optional Monthly Cash Investments and Initial Investments in Excess of $10,000.” The $100 minimum applies only to optional cash investments by existing Plan participants. New investors or existing shareholders making an initial investment in order to enroll in the Plan as described in “6. My shares are held in “street name.” How do I enroll in the Plan if I am an existing shareholder and my ordinary shares are registered in the name of my broker, bank or other nominee?” and “7. How do I enroll if I am not currently a shareholder?” must make an initial investment of not less than $250. There is no obligation either to make an optional cash investment or to invest the same amount of cash for each investment.

Check. You may make optional monthly cash investments by sending a check to the Plan Administrator payable to FLEX LNG Ltd. / Computershare. To facilitate processing of your investment, please use the transaction stub attached to your Plan statement. Mail your investment and transaction stub to the address specified on the stub. The Plan Administrator will not accept cash, traveler’s checks, money orders or third party checks for optional cash purchases. Please see “8. What are the fees associated with participation?” above for all other applicable Plan fees.

One-Time and Automatic Monthly Withdrawals. If you already own ordinary shares and are enrolled in the Plan and want to make additional monthly purchases, you can also authorize automatic monthly deductions from your bank account by completing a Direct Debit Authorization Form, or by enrolling online after you access your account through Investor Center at www.computershare.com/investor. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. The amounts you have authorized will be withdrawn from your bank account on the 23rd day of each month, or the next business day if the 23rd is not a business day. You can also make individual automatic deductions from your bank account through Investor Center. You will be responsible for all processing fees and any other costs your bank may charge in connection with deductions from your bank account. Please see “8. What are the fees associated with participation?” above for all applicable Plan fees.

In the event that any check or other deposit is returned unpaid for any reason or your pre-designated bank account does not have sufficient funds for an automatic debit, the Plan Administrator will consider the request for investment of that purchase null and void. The Plan Administrator will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $35.00 charge for any check, electronic funds transfer or other deposit that is returned unpaid by your bank. This fee will be collected by the Plan Administrator through the sale of the number of shares from your Plan account necessary to satisfy the fee.

Please see “23. How do I discontinue participation in the Plan?” for information on discontinuing participation in the Plan.

10. What are my reinvestment options?

●	If you elect “Full Dividend Reinvestment,” you direct the Plan Administrator to apply toward the purchase of additional ordinary shares all your cash dividends on all the ordinary shares then or subsequently registered in your name, together with any optional monthly cash investments. Under this option, the Plan operates so as to reinvest dividends on a cumulative basis until you instruct otherwise, you withdraw from the Plan or the Plan is terminated.

●	If you elect “Partial Dividend Reinvestment,” you direct the Plan Administrator to pay you in cash on a specified number of shares and to apply your remaining dividends toward the purchase of additional ordinary shares, together with any optional monthly cash investments.

●	If you elect for “Optional Cash Investments Only,” you will continue to receive cash dividends on all of your ordinary shares registered in your name in the usual manner, but the Plan Administrator will apply any optional monthly cash investment received to the purchase of additional ordinary shares under the Plan.

You may change your investment options by contacting the Plan Administrator. Please see “4. How do I contact the Plan Administrator?” for contact details.

A shareholder whose ordinary shares are registered in the name of a broker, bank or other nominee must make arrangements to have the broker, bank or other nominee participate on their behalf or register in the shareholder’s name the number of ordinary shares he or she wants to participate in the Plan or have the ordinary shares electronically transferred into your own name through the Direct Registration System. Please see “6. My shares are held in ”street name”. How do I enroll in the Plan if I am an existing shareholder and my ordinary shares are registered in the name of my broker, bank or other nominee?” for more information.

11. Request for Waiver for Optional Monthly Cash Investments and Initial Investments in Excess of $10,000

General

If you want to make optional monthly cash investments in excess of $10,000 in any month or an initial investment in excess of $10,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting us at 1-800-715-6374 and upon completion, send it to us at FLEX LNG Ltd., c/o FLEX LNG Management AS, Bryggegata 3, P.O. Box 1327 Vika, 0250 Oslo, Norway. We have the sole discretion to approve or refuse any request to make an optional monthly cash investment or initial investment in excess of the maximum amount and to set the terms of any such optional monthly cash investment or initial investment.

If we approve your request for waiver, we will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

●	whether the Plan is then acquiring newly issued ordinary shares directly from us or acquiring ordinary shares in the open market or in privately negotiated transactions from third parties;

●	our need for additional funds;

●	the attractiveness of obtaining additional funds through the sale of ordinary shares as compared to other sources of funds;

●	the purchase price likely to apply to any sale of ordinary shares;

●	the shareholder submitting the request;

●	the extent and nature of the shareholder’s prior participation in the Plan;

●	the number of ordinary shares held of record by the shareholder; and

●	the aggregate number of optional monthly cash investments and initial investments in excess of $10,000 for which requests for waiver have been submitted by all existing shareholders and new investors.

If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. We may determine, in our discretion, the maximum amount that an existing shareholder or new investor may invest pursuant to the Plan or the maximum number of ordinary shares that may be purchased pursuant to a request for waiver.

12. Purchases and Pricing of Ordinary Shares Purchased Pursuant to a Request for Waiver

If a request for waiver is approved, the price of ordinary shares purchased pursuant to the request for waiver will be determined using a pricing period of not less than one (1) but not more than ten (10) trading days commencing on a date set by us as the first day of the pricing period. Each of these separate dates will be a “waiver investment date,” or the Waiver Investment Date, and an equal proportion of your optional cash payment or initial investment, as applicable, will be invested on each trading day during such pricing period, subject to the qualifications listed below. The Plan Administrator will apply all good funds received on or before the first business day before the pricing period to the purchase of ordinary shares on the Waiver Investment Date. Funds received after the pricing period begins will be returned to you. For purposes of determining the price per common share on the Waiver Investment Date, the purchase price for shares will be equal to (subject to change as provided below) the consolidated volume weighted average price, rounded to four decimal places, of our ordinary shares obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, for the applicable Waiver Investment Date. For clarity, this will include the last trade, even if reported after 4:00 p.m. The purchase price on any Waiver Investment Date may be reduced by the waiver discount, if any.

For any pricing period, we may establish a minimum purchase price per common share, referred to as the threshold price, applicable to optional cash investments and initial investments made pursuant to a request for waiver. At least three (3) business days prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will notify the Plan Administrator as to the amount of the threshold price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and our need for additional funds.

If a threshold price is established for any pricing period, it will be fixed as the consolidated volume weighted average price, rounded to four decimal places, of our ordinary shares as obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, for each trading day of such pricing period. In the event that the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from the pricing period. In addition, we will exclude from the pricing period any trading day in which no trades of ordinary shares are made on the New York Stock Exchange.

In addition, a portion of each optional monthly cash investment or initial investment made pursuant to a request for waiver will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each trading day in which no trades of our ordinary shares are reported on the New York Stock Exchange. The amount returned will be equal to a pro rata portion of the amount of the optional cash investment or initial investment (not just the amount in excess of $10,000) for each trading day that the threshold price is not satisfied or in which no trades of our ordinary shares are reported. For example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our ordinary shares are reported for one of the five trading days in the pricing period, then 1/5 (or 20%) of the optional cash investment or initial investment will be returned without interest.

The establishment of the threshold price and the possible return of a portion of an optional cash investment or initial investment applies only to optional cash investments and initial investments made pursuant to a request for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Plan Administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may contact us at 1-800-715-6374 to find out if a threshold price has been fixed or waived for any given pricing period.

For each pricing period, we may establish a discount from the market price applicable to optional cash investments and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our ordinary shares as compared to other sources of funds and our need for additional funds. You may obtain information regarding the maximum waiver discount, if any, by contacting us at 1-800-715-6374. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount will apply to the entire optional cash investment or initial investment made pursuant to a waiver and not just the portion in excess of $10,000. The discount, if any, will not apply to reinvested dividends, or initial investments or optional cash investments that are not made pursuant to a request for waiver.

We will only establish a threshold price or waiver discount for ordinary shares that are purchased directly from us.

13. Pricing Period Extension Feature

We may elect to activate for any particular pricing period the pricing period extension feature, which will provide that the initial pricing period will be extended by the number of days that the threshold price is not satisfied, or on which there are no trades of our ordinary shares reported by the New York Stock Exchange, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our ordinary shares were not reported. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for three out of those 10 days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become investment days in lieu of the three days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the optional cash purchase will be invested.

14. When are dividends paid?

Our policy is to declare dividends to shareholders in the sole discretion of our board of directors. We may, in our sole discretion, defer to a later date if necessary or advisable under applicable securities laws our sale to the Plan Administrator of ordinary shares to be purchased with reinvested dividends. Under Bermuda law, we may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (a) we are, or would after the payment be, unable to pay our liabilities as they become due; or (b) the realizable value of our assets would thereby be less than our liabilities.

Only shareholders who own our ordinary shares as of the record date for any declared dividend will be entitled to receive the dividend payment. Record dates for the payment of dividends will normally precede the payment dates by approximately ten (10) to twenty (20) business days.

In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the dividends within 30 days, the Plan Administrator will remit the dividends to you by check.

The payment of dividends on our ordinary shares is solely at the discretion of our board of directors. There is no guarantee that we will pay dividends in the future. Please see the documents incorporated into this prospectus for a more detailed discussion of our dividend policy, which may be amended or eliminated at any time, and the risks relating to dividends.

15. When does the Plan Administrator purchase ordinary shares?

Initial and Additional Cash Investments. Upon receipt of funds in an amount equal to or less than $10,000, the Plan Administrator will invest initial and additional cash investments twice every month on the 15th and the final business day of the month, or the next business day if the 15th is not a business day. For months when a dividend is payable, the reinvestment of the dividends will be on the dividend payment date. Ordinary shares will be posted to your account in whole and fractional shares immediately upon settlement, usually within three business days. You will receive a confirmation of your transaction by paper statement at the postal address you give us when you enroll in the Plan. In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the non-waiver optional cash funds within 30 days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment. Please see “9. What are my options for additional cash investments once I am enrolled in the Plan?” for information on automatic monthly withdrawal.

Optional cash investments must be sent so that the Plan Administrator receives the payment at least three (3) business days prior to the investment date to ensure the Plan Administrator receives good funds. Funds received less than (3) business days prior the investment date will be held for investment on the next investment date.

Optional cash investments received by the Plan Administrator will be returned to you upon your written request if such request is received by the Plan Administrator no later than two (2) business days prior to the first day of the pricing period. Please see “17. At what price will the Plan Administrator purchase the ordinary shares?” for information on the pricing period.

Dividend Reinvestment. If you enroll prior to the record date for a dividend payment, your election to reinvest dividends will begin with that dividend payment. If you enroll on or after any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if you are still a shareholder of record. Record dates for payment of dividends will normally precede payment dates by ten (10) to twenty (20) business days.

Ordinary shares are purchased for the Plan on specified dates or during specified periods. As a result, you do not have any control over the price at which ordinary shares are purchased for your account, and you may pay a higher purchase price then if you had purchased or sold the ordinary shares outside of the Plan. You bear the risk of fluctuations in the price of our ordinary shares. No interest is paid on funds held by the Plan Administrator pending their investment. All optional monthly cash investments, including the initial cash investment, are subject to collection by the Plan Administrator of the full face value in U.S. funds.

16. How does the Plan Administrator purchase the ordinary shares?

We may, in our sole discretion, instruct the Plan Administrator to purchase all or a portion of the ordinary shares in connection with the distribution of ordinary shares purchased pursuant to reinvestment of dividends or any initial or optional monthly cash investment directly from us at the “Current Market Price” (as defined below under “17. At what price will the Plan Administrator purchase the ordinary shares?”).

If we do not instruct the Plan Administrator to purchase ordinary shares directly from us, the Plan Administrator may purchase ordinary shares in the open market or in negotiated transactions, and may be subject to such terms with respect to price, delivery and other terms as agreed to by the Plan Administrator. In connection with purchases in the open market or in negotiated transactions, neither we nor any Plan participant shall have any authorization or power to direct the time or price at which ordinary shares may be so purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

Ordinary shares will be allocated and credited to participants’ accounts as follows: (1) ordinary shares purchased from us will be allocated and credited on the appropriate investment date; and (2) ordinary shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of ordinary shares to be purchased. Depending on our election, participants may be credited with ordinary shares purchased from us, ordinary shares purchased in market transactions or a combination of both.

The method used by the Plan Administrator will impact the price at which your ordinary shares are purchased (see “17. At what price will the Plan Administrator purchase the ordinary shares?”).

The amount of ordinary shares to be purchased for your account depends on the amount of your dividend and/or initial or optional monthly cash investment and the purchase price of the ordinary shares. Your account will be credited with that number of ordinary shares, including fractions computed up to six decimal places, equal to the amount you invest divided by the purchase price per common share. You will be credited for dividends on fractions of shares.

17. At what price will the Plan Administrator purchase the ordinary shares?

If we direct the Plan Administrator to purchase ordinary shares directly from us, the purchase price will be the average of the high and low sales prices, rounded up to six decimal places, of our ordinary shares as reported on the New York Stock Exchange on the date the shares are purchased. If the Plan Administrator purchases ordinary shares in market transactions, the “Current Market Price” is defined as the weighted average of the actual price paid for ordinary shares purchased by the Plan Administrator.

If the Plan Administrator purchases ordinary shares in market transactions, the Plan Administrator will generally batch purchase types (dividend and optional cash investments) for separate execution by the Plan Administrator’s broker. The Plan Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, the Plan Administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the ordinary shares purchased for each participant’s account, whether purchased with reinvested dividends, with initial cash investments or with optional cash, shall be the weighted average price of the specific batch for such shares purchased by the Plan Administrator’s broker on that investment date. The “Current Market Price” is defined as the weighted average of the actual price paid for ordinary shares purchased by the Plan Administrator for each specific batch.

We, in our sole discretion, may change or eliminate the dividend reinvestment discount or the optional or initial cash investment discount, if any. As of the date of this prospectus, there is no optional or initial cash payment discount.

If you request a waiver and we approve it, your initial investment may exceed $10,000. For a description of the purchase price of ordinary shares pursuant to an approved waiver, see “12. Purchases and Pricing of Ordinary shares Purchased Pursuant to a Request for Waiver”.

18. May I enroll, view my account information, and execute transactions online?

Investor Center is a Web-enabled real-time service, available 24 hours a day, 7 days a week. This service provides shareholders of record with the ability to:

●	enroll in the Plan;

●	make optional cash investments;

●	request sale of ordinary shares;

●	obtain stock power forms;

●	view account status and account transactions;

●	perform address changes;

●	request share certificates;

●	request duplicate statements;

●	view-print-request form 1099; and

●	view certificate, book-entry and dividend payment history.

Technical assistance and help if you have forgotten your password are available Monday through Friday, between 9:00 a.m. and 7:00 p.m., Eastern Standard Time, at (877) 978-7778.

To access Investor Center, please visit the Computershare website at www.computershare.com/investor.

19. What kind of reports will I receive as a participant in the Plan?

Unless you participate in the Plan through a broker, bank or nominee, the Plan Administrator will send a transaction notice confirming the details of any initial and optional cash investment you make within ten (10) business days. When you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account. If you do not reinvest dividends and have no additional purchase or sale transactions, you will receive, at minimum, an annual notification of your holdings of ordinary shares in your Plan account.

The Plan Administrator will send a statement following any sale activity in your account. In this statement you will receive a check and a statement with information regarding the trade such as sale price, shares sold, net dollars and taxes, if any.

You should keep these statements as they contain important information regarding the tax basis for ordinary shares purchased pursuant to the Plan and the gain for ordinary shares sold.

You can request copies of statements by contacting the Plan Administrator via an online request or by telephone. In addition, you will receive copies of other communications sent to holders of ordinary shares, including our annual and other reports to our shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

20. Will I receive share certificates for my Plan shares?

Each purchase of ordinary shares through the Plan is credited to your Plan account. Your account statement will show the number of ordinary shares, including any fractional shares, credited to your account. You will not receive a certificate for your Plan shares unless you request one. You can request a certificate for some or all of your whole shares from the Plan Administrator at any time. There is a fee for certificate issuance. Certificates for fractional shares are never issued.

Your account under the Plan will be maintained in the name or names in which your shares were registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

21. Can I deposit share certificates for safekeeping?

You can at any time, including when you first enroll, deposit share certificates registered in your name with the Plan Administrator for safekeeping, at no cost to you.

Safekeeping protects your share certificates against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your ordinary shares. Only share certificates held in safekeeping may be sold through the Plan.

If you own ordinary shares in certificate form, you may deposit your certificates for those shares free of charge with the Plan Administrator. Certificates should be mailed unsigned and properly insured by USPS registered mail or by any track-able delivery service to the address under “4. How do I contact the Plan Administrator?”

22. How do I sell my Plan shares?

You may request that the Plan Administrator sell your shares using any of the methods described below.

Market Order

A market order is a request to sell our ordinary shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor, through Investor Center, or by calling the Plan Administrator directly at 1-800-736-3001. Market order sale requests received at www.computershare.com/investor, through Investor Center, or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received outside of market hours will be submitted to the Plan Administrator’s broker on the next day the market is open. Sales proceeds will equal the market price of the sale obtained by the Plan Administrator’s broker, net of taxes and fees. The Plan Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator directly at 1-800-736-3001. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by the Plan Administrator’s broker, less a service fee of $25.00 and a processing fee of $0.12 per share* sold.

Batch Order

A batch order is an accumulation of all sale requests for our ordinary shares submitted together as a collective request. You can sell shares by batch order by completing and returning the form located on the back of your Dividend Reinvestment Plan statement. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales. In every case of a batch order sale, the price shall be the weighted average sale price obtained by the Plan Administrator’s broker, less a service fee of $25.00 and a processing fee of $0.12 per share* sold.

Day Limit Order

A day limit order is an order to sell our ordinary shares when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after market hours, the next day the market is open). Depending on the number of our ordinary shares being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at 1-800-736-3001. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.

Good-Til-Cancelled (“GTC”) Limit Order

A GTC limit order is an order to sell our ordinary shares when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If shares trade on more than one day, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at 1-800-736-3001. A service fee of $25.00 and a processing fee of $0.12 per share* sold will be deducted from the sale proceeds.

General:

*All per share fees include any brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. Fees are deducted from the proceeds derived from the sale. The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request.

Alternatively, you may choose to sell your Plan shares through a stockbroker of your choice, in which case you would have to request that the Plan Administrator electronically transfer your Plan shares to your stockbroker. You may also request a certificate for your ordinary shares from the Plan Administrator for delivery to your stockbroker prior to settlement of such sale. See “23. How do I discontinue participation in the Plan?” for instructions on how to obtain a certificate.

The price of ordinary shares fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your ordinary shares. The price risk will be borne solely by you. You cannot revoke your request to the Plan Administrator to sell any Plan shares once it is made.

23. How do I discontinue participation in the Plan?

You may discontinue the reinvestment of your dividends by giving notice to the Plan Administrator by telephone, in writing or by changing your dividend reinvestment option when you access your account over the Internet through Investor Center at www.computershare.com/investor. Please see “4. How do I contact the Plan Administrator?” and “18. May I enroll, view my account information, and execute transactions online?” for contact details. If you discontinue your participation in the Plan, the Plan Administrator will continue to hold your ordinary shares unless you request a certificate for any full shares and a check for any fractional share. In the alternative, you may request that all or part of the ordinary shares credited to your account in the Plan be sold at any time. Please see “22. How do I sell my Plan shares?” for more information.

If your request to discontinue participation in the Plan is received by the Plan Administrator near a dividend record date (record dates normally precede the payment dates by ten (10) to twenty (20) business days), the Plan Administrator, in its sole discretion may either pay such dividend in cash or reinvest it in ordinary shares for your account. The request to discontinue participation in the Plan will then be processed as promptly as possible following such dividend payment date. Any cash payments which you may have sent to the Plan Administrator prior to the request to discontinue participation in the Plan will also be invested on the next investment date unless you expressly request return of that payment in your request to discontinue participation in the Plan and your request to discontinue participation in the Plan is received by the Plan Administrator at least two (2) business days prior to the investment date. All dividends subsequent to such dividend payment date will be paid in cash to you unless and until you re-enroll in the Plan, which you may do at any time.

If you have discontinued participation in the Plan, you can re-enroll in the Plan on-line or by submitting a new enrollment form and complying with all other enrollment procedures. To minimize unnecessary Plan administrative costs and to encourage use of the Plan as a long-term investment vehicle, we reserve the right to deny participation in the Plan to previous participants who we or the Plan Administrator believe have been excessive in their enrollment and discontinuation.

24. What happens if I sell or transfer all the ordinary shares registered in my name and held by me?

If you dispose of all the ordinary shares registered in your name, including the ordinary shares participating in the Plan, but do not give notice to the Plan Administrator, the Plan Administrator will continue to reinvest the cash dividends on any ordinary shares held in your account under the Plan until the Plan Administrator is otherwise notified.

25. How do I transfer shares or give them as gifts?

You may obtain information about transferring your shares through the Computershare Transfer Wizard at www.transfermystock.com. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide.

26. What happens if we declare a dividend payable in ordinary shares or declare a stock split?

Any shares we distribute as a dividend on all of your ordinary shares (including fractional shares) or upon any split of such shares, will be credited in book entry to your account. In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to shares credited to your account under the Plan will be sold by the Plan Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date.

If you want to exercise, transfer or sell any portion of the rights applicable to the ordinary shares credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the shares credited to your account be transferred from your account and registered in your name. Except in unusual circumstances, the record date will be approximately ten (10) to twenty (20) business days in advance of the applicable distribution date.

27. How will my ordinary shares held by the Plan Administrator be voted at meetings of shareholders?

Ordinary shares held by the Plan Administrator for you will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of shareholders, as in the case of shareholders not participating in the Plan. This card will cover all ordinary shares registered in your own name not participating in the Plan as well as all full and fractional shares held by the Plan Administrator for your account or held by the Plan Administrator for safekeeping under the Plan.

As in the case of nonparticipating shareholders, if on a properly signed and returned proxy card, no instructions are indicated by you, all of your ordinary shares — those registered in your own name and those held by the Plan Administrator for your account under the Plan — will be voted in accordance with recommendations of our management, unless otherwise provided. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the ordinary shares covered by such proxy card (including those held by the Plan Administrator under the Plan) will be voted.

28. Limitation of Liability

The Plan provides that neither we nor the Plan Administrator, nor any agent will be liable in administering the Plan, for any act done in good faith or for any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

●	the failure to terminate your Plan account upon your death or adjudicated incompetence prior to receiving written notice of your death or adjudicated incompetence; or

●	the purchase or sale prices reflected in your Plan account or the dates of purchases or sales of ordinary shares under the Plan; or

●	any loss or fluctuation in the market value of our ordinary shares after the purchase or sale of ordinary shares under the Plan.

The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

USE OF PROCEEDS

The net proceeds we realize from sales of our authorized and unissued ordinary shares pursuant to the Plan will be used for working capital and general corporate purposes. We do not know either the number of ordinary shares that will be purchased under the Plan or the prices at which the ordinary shares will be sold to participants.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material United States federal income tax considerations relevant to a U.S. Participant, as defined below, with respect to participation in the Plan and, unless otherwise noted in the following discussion, is the opinion of Seward & Kissel LLP, our United States counsel, insofar as it contains legal conclusions with respect to matters of United States federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.

This discussion does not purport to deal with the tax consequences of participation in the Plan to all categories of investors, some of which may be subject to special rules, including, without limitation, tax-exempt organizations, qualified retirement plans, individual retirement accounts, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broken dealers, persons that are subject or elect a market method of accounting, persons whose functional currency is other than the U.S. dollar, persons who sold the ordinary shares as part of a straddle, hedging transaction, conversion transaction, restrictive sale or other arrangement involving more than one position, persons that beneficially own, directly or constructively, 10% or more of our ordinary shares, persons subject to the “base erosion and anti-avoidance” tax, persons required to recognize income for U.S. federal income tax purposes no later than when such income is included on an applicable financial statement and persons that hold the ordinary shares other than as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of ordinary shares. The opinions and statements made herein may be challenged by the United States Internal Revenue Service and, if so challenged, may not be sustained upon review in a court.

The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which as are in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. We have not received nor do we intend to seek a private letter ruling from the Internal Revenue Service regarding the Plan.

A “U.S. Participant” means a participant in the Plan that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in place to be treated as a U.S. person.

If a partnership is a participant in the Plan, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership participating in the Plan, you are encouraged to consult your tax advisor.

Tax Consequences Of Dividend Reinvestment

In the case of newly-issued ordinary shares acquired from us, a U.S. Participant will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to the fair market value as of the dividend payment date of the ordinary shares purchased with the reinvested dividends. In the case of ordinary shares acquired in market transactions, a U.S. Participant will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to sum of (x) the cash dividend paid by us and (y) the pro rata share of any brokerage trading fees or other related charges paid by us in connection with the Plan Administrator’s purchase of the ordinary shares on behalf of the participant. Those distribution amounts will be the U.S. Participant’s initial tax basis in the ordinary shares purchased. A U.S. Participant’s holding period of those shares will begin on the day following the date of purchase.

The distributions described above will constitute taxable dividend income to a U.S. Participant to the extent of our current and accumulated earnings and profits. Such dividends may be eligible for taxation at reduced rates in the hands of a non-corporate U.S. Participant, provided that we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (as discussed in detail in “Item 10.E—Taxation—U.S. Taxation—Passive Foreign Investment Company Status and Significant Tax Consequences” in our Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated herein by reference), and certain holding period and certain other requirements are satisfied. There is no assurance that any dividends paid on our ordinary shares will be eligible for these reduced rates. Any dividends which are not eligible for these reduced rates will be taxed as ordinary income to a non-corporate U.S. participant. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Participant’s tax basis in his ordinary shares on a dollar-for-dollar basis and thereafter as capital gain.

Tax Consequences Of Optional Cash Investments

With respect to newly-issued ordinary shares, a U.S. Participant who elects to invest in additional shares by making optional cash investments will be treated for United States federal income tax purposes as having received a dividend equal to the excess (if any) of (i) the fair market value on the investment date of the ordinary shares purchased, over (ii) the optional cash investments made. A U.S. Participant will not be deemed to have received a dividend with respect to shares acquired by purchases in market transactions, except to the extent of brokerage fees and charges paid to the Plan Administrator by us. A U.S. Participant’s tax basis in the ordinary shares purchased will be equal to the cost paid by the participant in acquiring the stock, plus the amount (if any) treated as a dividend for federal income tax purposes. The U.S. Participant’s holding period for those ordinary shares will begin on the day following the date of purchase.

Any distributions which the participant is treated as receiving would be taxable income or gain or reduce the tax basis in ordinary shares, or some combination of these treatments, under the rules described above under “Tax Consequences of Dividend Reinvestment.”

Tax Consequences Of Dispositions

Subject to the passive foreign investment company rules discussed in detail in “Item 10.E—Taxation—U.S. Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated herein by reference, a U.S. Participant generally will recognize taxable gain or loss upon a sale, exchange or other disposition of the shares purchased pursuant to the Plan whether the sale or exchange is made at the U.S. Participant’s request, upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a common share credited to his or her account. The amount of gain or loss will equal the difference between the amount realized by the U.S. Participant from such sale, exchange or other disposition and the U.S. Participant’s tax basis in the ordinary shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Participant’s holding period in the ordinary shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Participant’s ability to deduct capital losses is subject to certain limitations.

A U.S. Participant will not realize any taxable income when he receives certificates for whole shares credited to his account, either upon his request for such certificates or upon withdrawal from or termination of the Plan.

Backup Withholding and Information Reporting

In general, dividend payments and other taxable distributions made within the United States to a U.S. Participant will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax when paid to a non-corporate U.S. Participant who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the Internal Revenue Service that he has failed to report all interest or dividends required to be shown on his United States federal income tax returns; or

●	in certain circumstances, fails to comply with applicable certification requirements.

If a dividend is subject to backup withholding, the applicable amount will be withheld from the dividend before the dividend is reinvested under the Plan. Backup withholding tax is not an additional tax. Rather, a U.S. Participant generally may obtain a refund of any amounts withheld under backup withholding rules that exceed his United States federal income tax liability by filing a refund claim with the Internal Revenue Service.

Certain Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our ordinary shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our ordinary shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued ordinary shares sold under the Plan. A Plan Administrator’s registered broker/dealer may assist in the identification of investors and provide other related services, but will not be acting as an underwriter with respect to our ordinary shares sold under the Plan. You will pay a per share fee on ordinary shares purchased through the Plan when ordinary shares are being acquired from us or through open market sources. You will also be responsible for other fees and expenses, including a handling fee and brokerage trading fees upon the sale of your ordinary shares that are subject to the Plan. Please see “Description of the Plan” under “8. What are the fees associated with participation.” The ordinary shares are currently listed on the New York Stock Exchange.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.

Persons who acquire our ordinary shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of our ordinary shares so purchased. We may, however, accept optional cash investments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash investments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our ordinary shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of our ordinary shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$11,020.00
Legal fees and expenses	$75,000.00
Accounting fees and expenses	$49,000.00
Plan administrator fees	$14,500.00
Miscellaneous	$5,480.00
Total	$155,000.00

EXPERTS

The consolidated financial statements of Flex LNG Ltd. appearing in Flex LNG Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2021 have been audited by Ernst & Young AS, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Ernst & Young AS is located at Dronning Eufemias gate 6, Postboks 1156 Sentrum, Oslo 0107, Norway.

LEGAL OPINIONS

The validity of the securities offered by this prospectus will be passed upon for us by MJM Limited with respect to matters of Bermuda law. Seward & Kissel LLP has passed upon certain information in the prospectus related to matters of U.S. federal income tax.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Section 98 of the Companies Act of 1981 of the Islands of Bermuda, as amended, or the Companies Act, permits the Bye-Laws of a Bermuda company to contain a provision exempting from personal liability of a director or officer to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence default, breach of duty or breach of trust of which the officer or person may be guilty.

Section 98 of the Companies Act grants companies the power (except in relation to an allegation of fraud or dishonesty proved against them) to indemnify directors and officers of the company if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of the company or was serving in a similar capacity for another entity at the company’s request.

Section 98A of the Companies Act permits a company to purchase and maintain insurance on behalf of any officer for any liability asserted against him or her and liability and expenses incurred in his or her capacity as a director, officer, employee or agent arising out of his or her status as such in respect of any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty in relation to the company or any subsidiary thereof. As of the date of this prospectus, the Company maintains such insurance for current and prior directors.

Bye-laws number 155 through 163 of FLEX LNG Ltd, or the Company, provide as follows:

155.	Subject to the provisions of Bye-law 163, no Director, Alternate Director, Officer, person or member of a committee authorized under Bye-law 115, Resident Representative of the Company or his heirs, executors or administrators shall be liable for the acts, receipts, neglects, or defaults of any other such person or any person involved in the formation of the Company, or for any loss or expense incurred by the Company through the insufficiency or deficiency of title to any property acquired by the Company, or for the insufficiency of deficiency of any security in or upon which any of the monies of the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person with whom any monies, securities, or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default, or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to the Company or otherwise in relation thereto.

156.	Subject to the provisions of Bye-law 163, every Director, Alternate Director, Officer, person or member of a committee authorized under Bye-law 115, Resident Representative of the Company and their respective heirs, executors or administrators shall be indemnified and held harmless out of the funds of the Company to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, Alternate Director, Officer, person or committee member or Resident Representative and the indemnity contained in this Bye-law shall extend to any person acting as such Director, Alternate Director, Officer, person or committee member or Resident Representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election.

157.	Every Director, Alternate Director, Officer, person or member of a committee duly authorized under Bye-law 115, Resident Representative of the Company and their respective heirs, executors or administrators shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director, Alternate Director, Officer, person or committee member or Resident Representative in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

158.	To the extent that any Director, Alternate Director, Officer, person or member of a committee duly authorized under Bye-law 115, Resident Representative of the Company or any of their respective heirs, executors or administrators is entitled to claim an indemnity pursuant to these Bye-laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

159.	The Board may arrange for the Company to be insured in respect of all or any part of its liability under the provision of these Bye-laws and may also purchase and maintain insurance for the benefit of any Directors, Alternate Directors, Officers, person or member of a committee authorized under Bye-law 115, employees or Resident Representatives of the Company in respect of any liability that may be incurred by them or any of them howsoever arising in connection with their respective duties or supposed duties to the Company. This Bye-law shall not be construed as limiting the powers of the Board to effect such other insurance on behalf of the Company as it may deem appropriate.

160.	Notwithstanding anything contained in the Principal Act, the Company may advance moneys to an Officer or Director for the costs, charges and expenses incurred by the Officer or Director in defending any civil or criminal proceedings against them on the condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty is proved against them.

161.	Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director, Alternate Director, Officer of the Company, person or member of a committee authorized under Bye-law 115, Resident Representative of the Company or any of their respective heirs, executors or administrators on account of any action taken by any such person, or the failure of any such person to take any action in the performance of his duties, or supposed duties, to the Company or otherwise in relation thereto.

162.	The restrictions on liability, indemnities and waivers provided for in Bye-laws 155 to 161 inclusive shall not extend to any matter which would render the same void pursuant to the Companies Acts.

163.	The restrictions on liability, indemnities and waivers contained in Bye-laws 155 to 161 inclusive shall be in addition to any rights which any person concerned may otherwise be entitled by contract or as a matter of applicable Bermuda law.

Item 9. Exhibits

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) — (g) Not applicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j) — (k) Not applicable.

Exhibits Filed	Description of Exhibits
5.1	Opinion of MJM Limited, Bermuda counsel to FLEX LNG Ltd. as to the validity of the ordinary shares**

8.1	Opinion of Seward & Kissel LLP, United States Counsel to FLEX LNG Ltd., with respect to certain tax matters**

23.1	Consent of MJM Limited (contained in Exhibit 5.1)**

23.2	Consent of Seward & Kissel LLP (contained in Exhibit 8.1)**

23.3	Consent of Ernst & Young AS**

24	Power of Attorney (contained in signature page)*

107	Calculation of Filing Fee Table**

*	Previously filed.

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FLEX LNG Ltd. (Registrant)

Date: November 30, 2022	By	/s/ Oystein Kalleklev
Oystein Kalleklev
Chief Executive Officer of
FLEX LNG Management AS (Principal Executive Officer of FLEX LNG Ltd.)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith J. Billotti, Daniel Lin, and Michael Indelicato his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on November 30, 2022 in the capacities indicated.

Signature	Title

/s/ Oystein Kalleklev	Chief Executive Officer
Oystein Kalleklev	FLEX LNG Management AS
(Principal Executive Officer)

/s/ Knut Traaholt	Chief Financial Officer
Knut Traaholt	FLEX LNG Management AS
(Principal Financial Officer)

/s/ David McManus	Director
David McManus

/s/ Ola Lorentzon	Director
Ola Lorentzon

/s/ Nikolai Grigoriev	Director
Nikolai Grigoriev

/s/ Steen Jakobsen	Director
Steen Jakobsen

/s/ Susan Sakmar	Director
Susan Sakmar

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this Registration Statement in the State of Delaware, on November 30, 2022.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative